EXHIBIT 99.2
KB Home Announces Results of Options Investigation
Los Angeles (November 12, 2006) — KB Home (NYSE:KBH) today announced the results of the Company’s options investigation and a series of changes in its executive leadership.
These actions are being taken in connection with the substantial completion of an independent investigation into the Company’s past stock option granting practices. The investigation has been led by members of the Audit and Compliance Committee of the Company’s Board of Directors, in conjunction with independent legal counsel from Irell & Manella LLP and accounting assistance from FTI Consulting.
The investigation has concluded that the Company used incorrect measurement dates for financial reporting purposes for annual stock option grants during the period from 1998 to 2005. The Company expects that the incremental non-cash compensation expense arising from these errors is not likely to exceed an aggregate of $50 million, spread over the vesting periods of the options in question. The errors may also require an increased tax provision. The Company is evaluating, with its independent auditors, whether a restatement of certain previously-filed financial statements will be required.
The Company has cooperated and will continue to cooperate with the inquiry of the SEC and other government agencies.
Leadership Transition
Bruce Karatz has retired as Chairman of the Board, Director and Chief Executive Officer, effective immediately. Mr. Karatz has served the Company for 34 years and had been the Company’s only chief executive officer during its existence as a public company. The Board expressed its appreciation for Mr. Karatz’s contributions to the Company and the value he has helped to create for shareholders, employees and customers of KB Home. During the decade from 1995 to 2005, KB Home increased total revenue from approximately $1.4 billion to more than $9.4 billion annually, and the number of housing units produced by the Company increased from 7,857 per year to 37,140 per year.
Mr. Karatz has voluntarily agreed to pay the Company the difference between the initial strike price and the closing price on the new measurement date for options he has exercised that were incorrectly priced. In addition, with respect to unexercised options Mr. Karatz has agreed that each new strike price will be the closing price on the new measurement date. This is expected to involve an aggregate voluntary value transfer from Mr. Karatz to the Company of approximately $13 million. The Company and Mr. Karatz have not agreed upon the other terms of his departure from the Company and have entered into an agreement under which both parties reserve all rights.
The Board has elected Jeffrey T. Mezger to succeed Mr. Karatz as President, Chief Executive Officer and a Director. Mr. Mezger joined the Company in 1993 and has been the Company’s Executive Vice President and Chief Operating Officer since 1999. In this capacity Mr. Mezger has been responsible for U.S. homebuilding operations.
The Board has created the position of independent non-executive chairman of the KB Home Board and will conduct a search to fill this position. In the interim until this position is filled, the Board created the position of Lead Director and elected Kenneth M. Jastrow II, a director of KB

Home since 2001 and Chairman and Chief Executive Officer of Temple-Inland Inc., to serve as Lead Director.
“Jeff Mezger has been instrumental in KB Home’s growth and success as the Company’s Chief Operating Officer,” said Mr. Jastrow on behalf of the Board. “Jeff’s broad-based expertise in all facets of the business, together with his outstanding management and leadership skills, are invaluable assets that will serve our Company well. The Board has full confidence in the Company under Jeff’s leadership.”
“I am extremely proud of everything that the entire KB team and I have accomplished over the past 20-plus years as a public company,” said Mr. Karatz. “We have grown to be one of the leading homebuilders in the world and one of the most respected companies in the industry. I wish Jeff Mezger and the team continued success with this outstanding company.”
The Board has terminated the employment of Gary A. Ray, the Company’s head of Human Resources.
Richard B. Hirst has resigned as Executive Vice President and Chief Legal Officer, effective immediately.
Based on the report of the investigative committee, the Board of Directors concluded that Mr. Karatz and Mr. Ray selected grant dates under the Company’s stock option plans. Additionally, the investigative committee concluded that the Board of Directors, Mr. Mezger and the other current senior executives of the Company had no role in establishing incorrect grant dates.
Compliance
The Board also acted to create the positions of Chief Compliance Officer and Risk Assessment Officer. These officers will report within the management team and will also have reporting obligations to the Audit and Compliance Committee of the Board. The Company will conduct a search to fill these positions.

About KB Home
Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the top markets in the following regions and states: West Coast — California; Southwest — Arizona, Nevada and New Mexico; Central — Colorado, Illinois, Indiana, Louisiana and Texas; and Southeast — Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the leading homebuilders in France. In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and ranked the #1 homebuilder in Fortune Magazine’s 2006 list of America’s Most Admired Companies, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES (888-KB-CASAS) or visit http://www.kbhome.com (http://www.kbcasa.com).
Certain matters discussed in this press release, including any statements concerning our future business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different. See our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2006 and May 31, 2006, Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.
CONTACT: KB Home
Caroline Shaw, 310-231-4165
cshaw@kbhome.com
SOURCE: KB Home